Exhibit 1.69 - Fifty-Second Amendment and Consolidation of the Articles of Incorporation of SIG Combibloc do Brasil Ltda.

SIG COMBIBLOC DO BRASIL LTDA.
52 AMENDMENT and consolidation of ARTICLES OF ASSOCIATION

CNPJ/MF No. 01.861.489/0001-59
NIRE 35.214.397.342

By this particular instrument,

SIG AUSTRIA HOLDING GMBH, a company incorporated and existing under the laws of Austria, with headquarters in AT-5760 Saalfelden, Industriestrasse, Landesgericht Salzburg, FN nº 236071, Austria, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 08.539.051/0001-06, represented herein by its legal representative Mr. Darci Bet, Brazilian, lawyer, register in Brazilian Bar Association under number119.864, registration identity card (RG) No. 10.617.735-7 SSP SP, and registered with National Registry of Individual of the Ministry Finance (CPF) under number 006.237.028-60, with offices in the city of São Paulo, State of São Paulo, Brazil, located at Rua Funchal, 418, Suite 1401, 14th floor, Vila Olímpia, ZIP CODE 04551-060, as Power of Attorney attached and;

SIG COMBIBLOC S.A, a company incorporated and existing under the laws of Spain, with headquarters at Avenida Doctor Severo Ochoa, 47, Alcobentas, Madrid, Spain, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 05.595.950/0001-20, represented herein by its legal representative, above qualified, as Power of Attorney attached.

Acting as quotaholders, representing the entire SIG COMBIBLOC DO BRASIL LTDA.’s capital, a Limited Liability Company, with headquarters at Rua Funchal, 418, Building e-Tower, 14th floor, Vila Olímpia, ZIP CODE 04551-060, in the city of São Paulo, State of São Paulo, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 01.861.489/0001-59, with is acts of incorporation duly registered Trade Board of the State of São Paulo under number (NIRE) 35.214.397.342, decide, unanimously, to proceed to the following change in the Articles of Association:

I. AMENDMENT OF ARTICLES OF ASSOCIATION

I. CAPITAL NCREASE -Increased the capital, currently from R$ 383.203.962,00 (three hundred and eighty-three million, two hundred and three thousand, nine hundred and sixty-two reais), to R$ 415.333.962,00 (four hundred and fifteen million, three hundred and thirty-three thousand, nine hundred and sixty two reais) an increase of R$ 32.130.000,00 (thirty two million, one hundred and thirty thousand reais), represented by 32.130.000 (thirty two million, one hundred and thirty thousand) new shares, with face value of R$ 1,00 (one real) each, which are, with the express consent of quotaholder SIG COMBIBLOC S.A, fully subscribed and paid up by quotaholder SIG AUSTRIA HOLDING GMBH through the exchange contract nº 000118970132, dated of 17/12/2013, executed with HSBC BANK BRASIL S.A. in the amount of EUR 10,000,000.00 (ten million Euros).

I. 1.1 The quotaholder SIG COMBIBLOC S.A. expressly resigns any first option right that holds for the subscription of shares in this capital increase.

I. 1.2 It is recorded that, in virtue of the above mentioned capital increase, the share capital is R$ 415.333.962,00 (four hundred and fifteen million, three hundred and thirty-three thousand, nine hundred and sixty-two reals), divided into 415.333.962.00 (four hundred and fifteen million, three hundred and thirty-three thousand, nine hundred and sixty-two) shares, with face value of R$1.00 (one real) each and is distributed among the quotaholders:

QUOTAHOLDERS	QUOTAS	AMOUNT (R $)%
SIG AUSTRIA HOLDING GMBH.	415.333.961	415.333.961,00	99.99
SIG COMBIBLOC S.A.	1	1,00	0.01
TOTAL	415.333.962	415,333,962 .00	100

I. 1.3 As a result of the above change, is changed the fourth clause of the Articles of Association that will be effective as following:

CLAUSE 4th - CAPITAL

The capital of R$ 415.333.962,00 (four hundred and fifteen million, three hundred and thirty-three thousand, nine hundred and sixty-two reaiss), divided into 415.333.962 (four hundred and fifteen million, three hundred and thirty-three thousand, nine hundred and sixty-two) shares in the nominal value of R$1,00 (one real) each, distributed among the quotaholders as follows:

QUOTAHOLDERQUOTAHOLDERS	QUOTAS	AMOUNT (R$)%
SIG AUSTRIA HOLDING GMBH.	415.333.961	415.333.961,00	99.99
SIG COMBIBLOC S.A.	1	1,.00	0.01
TOTAL	415.333.962	415.333.962,00	100

§ 1

The capital is fully paid-up in Brazilian currency.

II. ARTICLES OF ASSOCIATION CONSOLIDATION

         As a result of the above resolutions, the quotaholders resolved to consolidate Company Articles of Association to be effective in its entirety, as following:

"SIG COMBIBLOC DO BRASIL LTDA.ARTICLES OF ASSOCIATION
CNPJ/MF No. 01.861.489/0001-59
NIRE 35.214.397.342

CLAUSE 1 - NAME AND HEADQUARTERS

The Company shall act in this and in other areas of the country under the name “SIG COMBIBLOC DO BRASIL LTDA.” and shall be governed by the present Articles of Association, by the laws applicable to limited liability companies (“limited liability companies”) and, in their omission, by the by the Corporate Law (“Joint-Stock Companies”).

First paragraph:

The Company has its headquarters in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B Tower, block 42, Edifício Millenium Office Park.

Second paragraph:

The Company has branches in the following addresses:

a)	Calle Montevideu, 1,012, 4th floor, Oficina G, City of Buenos Aires, Republic of Argentina;

b)	Rua Augusto Léguia Norte, 100, Dept. 309, City of Santiago, Republic of Chile;

c)
Avenida Tocantins, 630, Module 7, Condominium Empresarial Múltiplo Tocantins, City of Barueri, State of São Paulo, ZIP Code 06455-020, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 01.861.489/0003-10, with allocated capital of R$ 1.000,00 (one thousand reais); that shall perform, the following main activities among those performed by the headquarters: (i) import and export parts and machines’ parts and equipments for filling; (ii) deposit of related packaging materials and package, of food products in general; as well as (iii) the rendering of services related to the installation , technical assistance, maintenance, repairs and reconditioning of filling, filling and/or packaging equipments and machines.

d)
Rodovia BR-277, km 120.4, 3,811, District of Guabiroba, City of Campo Largo, State of Paraná, ZIP Code 83605-420, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 01.861.489/0004-00, with allocated capital of R$ 1.000,00 (one thousand reais) that shall perform, the following main activities among those performed by the headquarters:: (i) the production, manufacturing, distribution, sale and purchase, package, repackage, deposit, export, import, dispatch and transport of package and packaging materials as well as the import and export of any raw materials or goods related to these activities as, for example: (ii) to import, purchase, sale, lease and rent machines and equipments for filling, filling and/or packaging, and (iii) training on how to use such equipments and the packaging and related materials.

e)
Rua Vico Costa,399, pavilion “Q”, room 01, Distrito Industrial, City of Caxias do Sul, State of Rio Grande do Sul, ZIP Code 95112-095, registered with the National Registry of Legal Entities of the Ministry of Finance (CPNJ/MF) under number 01.861.489/0005-82, with allocated capital of R$ 1.000,00 (one thousand reais) that shall perform, the following main activities among those performed by the headquarters: : (i) import and export of packaging materials and packages; and (ii) purchase, sale, distribution and deposit of related packaging materials and package as well as food products in general.

Third Paragraph

Company may open or close branches of any kind, in any part of the Brazilian territory or abroad.

CLAUSE 2 - CORPORATE PURPOSE

Company Corporate purpose are:

a)	purchase, sale and lease of packaging and/or filling equipments;

b)	services related to the installation, technical assistance, maintenance, repairs and reconditioning of the packaging and/or filling equipments;

c)	purchase, sale, manufacturing, industrialization, distribution and deposit of related packaging materials and packages;

d)
rendering of services of technical assistance, maintenance and training on how to operate the filling and/or packaging equipments as well as on how to handle the related packaging materials and packages;

e)	import and export of packaging and/or filling equipments, related packaging materials and packages as well as food products in general;

f)	execution and performance, in general, of all types of activities and agreements, civil or commercial, related to the Company’s corporate activities;

g)	representation services for both Brazilian and foreign companies; and

h)	participation in the capital of other companies, civil or commercial, as shareholder and/or quotaholder.

i)	Importation, sale and distribution of beverages in general, including wines and other grape derivatives.

CLAUSE 3 -DURATION

Company shall have an indefinite term.

CLAUSE 4 - CAPITAL

The capital is R$ 415.333.962,00 (four hundred and fifteen millions three hundred and thirty-three thousand and nine hundred and sixty-two reais), divided into 415.333.962 (four hundred and fifteen millions three hundred and thirty-three thousand and nine hundred and sixty-two reais) quotas, with face value of R$ 1,00 (one Real) each, distributed between the quotaholders as following:

Quotaholder             Number of quotas         Value (R$)          Participation
SIG Austria Holding GmbH          415.333.961          415.333.961,00    99.99%
SIG Combibloc S.A.           1                1.00      0.01%

Total                      415.333.962         415.33.962,00    100.0%

First Paragraph

The capital is fully paid-up in Brazilian currency.

Second Paragraph

The liability of each quotaholders, pursuant to article 1.052 of Law No. 10,406 issued in January 10, 2002 (Brazilian Civil Code), shall be limited to the value of their quotas, but all quotaholders shall be jointly and severally liable for fully paying-up the capital.

Third Paragraph

In the event of a capital increase, the quotaholders shall have preemptive rights to subscribe to new quotas, proportionally to their participation in the capital.

Fourth Paragraph

The totality of quotas held by SIG Austria Holding GmbH are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and amongst SIG Austria Holding GmbH, SIG Combibloc do Brasil Ltda. and The Bank of New York Mellon on March 30, 2010.

CLAUSE 5 - PRIOR CONSENT

No quotaholder may sell, transfer or encumber its quotas or preemptive rights to acquire new quotas, without prior written and express consent of the quotaholder who holds the majority of the capital.

CLAUSE 6 - MANAGEMENT

The Company, which may be managed by quotaholders or non-quotaholders, is managed and represented by:

a)    RICARDO LANÇA RODRIGUEZ, Brazilian citizen, married, registration indent card (RG) number 21.461.698 and registered with National Registry of Individual of the Ministry Finance (CPF) under number 072.442.708-28, with office in the City of São Paulo, State of São Paulo Rua Funchal, 418, Suite 1401, 14th floor, Vila Olímpia, ZIP CODE 04551-060, entitled as Executive Director;
b) RODRIGO DABUS SALOMÃO, Brazilian citizen, married, engineer, registration indent card (RG) number 22.714.762-5 SSP/SP and registered with National Registry of Individual of the Ministry Finance (CPF) under number 252.650.378-70, with office in City of São Paulo, State of São Paulo, Rua Funchal, 418, Suite 1401, 14th floor, Vila Olímpia, ZIP CODE 04551-060, entitled as Finance Director; and

a)c) SIMON DE MELLO SAMPEDRO, Brazilian citizen, married, engineer, registration indent card (RG) number 601658771-6 SSP/SP and registered with National Registry of Individual of the Ministry Finance (CPF) under number 486.746.560-72, resident and domiciled in the City of Bragança, State of São Paulo, at Rua das Andorinhas, 1156, ZIP CODE: 12941-664, entitled as Industrial Director.

First Paragraph

The Managers represent that, pursuant to article 1.011, first paragraph of the Brazilian Civil Code, that they are not impeded by special lawand have not been convicted of any crime which penalty prohibits, even temporarily, acess to public positions; neither have the Managers been convicted of bankruptcy-related crimes, malfeasance, white-collar crimes or bribery, graft, embezzlement; or crimes against the public welfare, against the national financial system, against competition rules, against consumer relations, full faith or property.

CLAUSE 7 - SPECIFIC DUTIES OF THE MANAGEMENT

Subject to the restrictions set forth in the clauses below, the Managers of the company, other than the rights and attributions inherent to their offices, shall also have the following powers and attributions:

a)
use of the corporate name and represent the Company as plaintiff or defendant in or out the Courts, manage, survey and coordinate all businesses and activities of the Company, as well as perform any acts necessary for the ordinary course of the Company’s business, undertaking all responsibilities within the scope of the powers authorized by the present Articles of Association;

b)	survey, guide and coordinate the employees’ activities, establishing each of their duties within their sector;

c)	ascertain that all decisions taken by the quotaholders are complied with, and keep the quotaholders informed of all the business and activities of the Company; and

d)	summon and preside internal meetings of the Company.

First Paragraph

Subject to the restrictions set forth herein, the attorneys-in-fact of the Company shall seek guidance from the Managers and shall cooperate and assist them in managing the Company’s business by performing the activities assigned to them within the limits provided in the laws and in these Articles of Association.

CLAUSE 8 - GENERAL RULES FOR THE REPRESENTATION OF THE COMPANY

The Executive Officer, the Regional Financial Officer and the Industrial Officer, within the limits provided by the law and the present Articles of Association, shall represent the Company in accordance with the following rules:

a)
the Executive Officer, the Regional Financial Officer, the Industrial Officer or any attorney-in-fact appointed by them, may act individually, within their powers and duties, as set forth herein, when performing routine acts and simple correspondences, and when representing the Company before public bodies or in any administrative proceeding;

b)
the joint signature of the two managers or two attorneys-in-fact shall be necessary for all acts, documents or agreements, public or private, that involve responsibilities of the Company, including the issuance of checks and instruments of credit of any nature, issuance of trade acceptance bills, endorsements of charge, endorsements for the deposits of checks on behalf of the Company, as well as the disbursement of any of the Company’s funds, except those with an amount equal to or greater than the equivalent in Brazilian national currency of three hundred thousand Euros (€300,000.00), in which case it will be necessary the joint signature of two managers or one attorney-in-fact jointly with one manager or with a attorney-in-fact appointed by the manager. This requirement is not applicable to acts related to transactions between companies that belong to SIG Group.

c)
all powers-of-attorney shall be granted by the Executive Officer or by the Regional Financial Officer individually. All powers-of-attorney shall be granted with special purposes, definite term of validity, being regarded that the substitution is expressly forbidden except regarding the powers-of-attorney “ad judicia” that may granted by an indeterminate term and include the power of substitution.

d)	any manager may delegate, in specific cases and for a definite term, powers to any attorney-in-fact as well as authorize him to sign separately on behalf of the Company.

First Paragraph

The managers and the attorneys-in-fact are strictly forbidden to undertake any obligations which are not related to the Company’s corporate purpose, as well as to grant guarantees, sureties or collaterals, or use the name of the Company in any other guarantee which may be granted in favor of third parties or to the quotaholders themselves, unless such acts have been previously authorized by quotaholders. Such acts, when in violation of the restrictions described above, shall be null and void and shall not produce any effect in relation to the Company and to the quotaholders.

CLAUSE 9 - ACTS SUBJECT TO PRIOR APPROVAL OF THE QUOTAHOLDERS

The following matters and acts of the Managers or any authorized attorney-in-fact are subject to prior written consent from the quotaholder who holds the majority of the capital stock:

a)	hiring and substituting the accounting firm;

b)	approval of the Company’s financial statements, whether annually, per semester or a shorter period of time;

c)	execution of the following acts:

(1)
acquisition, disposition or encumbrance of any real estate property or fixed assets which individual value in each case exceeds the equivalent amount in Brazilian national currency of one hundred thousand Euros (€100,000.00);

(2)
signing of public or private documents and agreements that may result in responsibility or obligations to the Company, in an annual amount exceeding the equivalent in Brazilian national currency of three hundred thousand Euros (€300,000.00), per transaction, being its breakdown forbidden. The restriction set forth herein does not apply to transactions amongst companies belonging to the SIG Group as well as is not applicable to documents, agreements and transactions of leasing and rendering of technical services related to the Lines of Bottling/Filling and the supplying of packages and related directly to the activities of the Company;

(3)
entering into loan agreements with third parties or granting loans using the Company’s funds, provided, however, that such restrictions shall not be applicable when granting credits to the Company’s clients, during the ordinary course of the corporate activities;

(4)
granting of sureties, pledges or other guarantees in favor of third parties, except (i) when resulting from the commercial activities of the Company, strictly bound to the corporate purpose and (ii) the transactions related to the lease of real estate properties with residential purposes for the employees of the SIG Group in a monthly amount that shall not exceed the equivalent in Brazilian national currency of five thousand Euros (€5,000.00);

(5)	purchase and sale of participation in the capital stock of other companies, businesses or any other enterprise of any nature, civil or commercial, in Brazil or abroad, as shareholder or quotaholder;

(6)	corporate reorganizations, mergers, takeovers, spin-offs or liquidations of the Company;

(7)	sale, under any title, of the rights arising from intellectual property, such as inventions, trademarks or patents;

(8)	the hiring of any employees with an individual and monthly salary equal to or greater than the equivalent in Brazilian national currency of fifteen thousand Euros (€15,000.00);

(9)	the opening of any account with a bank on behalf of the Company;

Sole Paragraph

The quotaholders’ prior written consent for the performance of the acts set forth above by the Managers may be given by means of letter or fax, email or any other suitable, including electronic or expressed by an attorney of the quotaholder that holds the largest share of capital.

CLAUSE 10 - QUOTAHOLDERS’ MEETINGS

Corporate decisions shall be taken by the quotaholder who holds the majority of the capital stock.

Sole Paragraph

Any modifications to the Articles of Association, including the exclusion of quotaholders or the transformation of the Company into a corporation, shall be valid and existing even when signed solely by the quotaholder who holds the majority of the capital stock.

CLAUSE 11 - WITHDRAWAL OF QUOTAHOLDERS
The Company shall not be dissolved in the event of exclusion, bankruptcy, liquidation, insolvency or withdrawal of any of the quotaholders, but rather, it shall continue its activities with the remaining quotaholder, who shall be responsible for appointing, within thirty (30) days counted from the date of the event, a third party so as to carry out the corporate activities.

Sole Paragraph

The amount of the assets due to the excluded, insolvent, bankrupt or dissenting quotaholder shall be verified based upon the net worth of the Company, pursuant to the last balance sheet drawn up by the Company. Such payment shall be made in twelve (12) equal and successive monthly installments, with no interests.

CLAUSE 12 - FISCAL YEAR

The fiscal year shall begin on January 1st and end on December 31 of each year. Within the first three (3) months of the fiscal year, the balance sheets and financial statements shall be drawn up, as provided by law. Each quotaholder shall receive one copy of the balance sheet and financial statements.

First Paragraph

The quotaholders representing the majority of the capital stock shall decide upon the distribution of the Company’s profits.

Second Paragraph

The Company may draw up intermediary balance sheets whenever deemed necessary and distribute intermediary profits, pursuant to the applicable legal provisions.

CLAUSE 13 - LIQUIDATION

The Company shall be liquidated whenever decided by the quotaholders representing the majority of the capital stock or in the events provided by law. Quotaholders representing the majority of the capital stock shall appoint the liquidator.

The parties execute the present instrument in three (3) counterparts of equal content and form, before of two (2) undersigned witnesses.

São Paulo, December 17, 2013.

SIG AUSTRIA HOLDING GMBH         SIG COMBIBLOC S.A.

By: /s/ Darci Bet___________         By: /s/ Darci Bet___________
Darci Bet, Attorney             Dacri Bet, Attorney

1.	/s/ Marco Favini 2. /s/ Luciano Burti Maldonado
Name: Marco Favini                 Name: Luciano Burti Maldonado
ID: 33.255.860-5 SSP/SP             ID: 28.901.270-3 SSP/SP
CPF: 279.197.878-07                 CPF: 216.899.848-56